  Exhibit 99.1

Flux Power FY 2020 Q1 Reports Continued Growth
Of Large Customer Adoption of Lithium-Ion Industrial Batteries

Vista, CA – November 12, 2019 -- Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium batteries for commercial and industrial equipment including electric forklifts and airport ground support equipment (“GSE”), today reported results for its fiscal year 2020 first quarter ended September 30, 2019 (Q1 ‘20).

Highlights:

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Q1 ’20 revenue increased 5% to $1.9M versus Q1 ’19 revenue of $1.8M. While Q1’20 represents only a modest increase from last year, the underlying penetration of existing large customers continues to increase in all cases, and new customer acquisition efforts are being realized.

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Expanding Product Line with Larger, Higher Value Solutions – Flux is now expanding the shipment of its new larger, more powerful and higher cost LiFT Packs for Class 1 counterbalance trucks. Flux is also preparing for the December 2019 commercial launch of its new line of Flux LiFT Pack batteries for Class 2 Narrow Aisle and Class 3 End Rider forklifts. Over the coming several months, Flux anticipates achieving UL Listings on all major product lines, including equipment manufacturer approvals.

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Airport Ground Support Equipment (GSE) Battery Pipeline – In October Flux received an $0.3M order for additional airport GSE batteries from an existing global airline customer. That customer is expected to place significant additional orders in calendar 2019. Other major airlines, equipment manufacturers, and GSE providers continue to pilot and test our packs.

Flux CEO Ron Dutt, commented, “We are experiencing increased interest from large fleets in our full product line of packs for forklifts. We are near completion of securing UL Listings for our entire lineup, including the approvals for installation in most major equipment manufacturers’ forklifts. We are also pursuing a number of interesting applications of our packs for industrial equipment in other sectors. We are encouraged by the increasing interest in and adoption of lithium technologies that provide improved performance and cost effectiveness for our customers.”

FY 2020 and Beyond

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Based on its expanded base of product offerings, the current pipeline of large customer procurement discussions, and projected new customer activity, Flux anticipates the current growth trajectory to continue, with potential upside attributable to accelerating demand for lithium solutions. Flux also expects to further enhance gross margins across its product lines as we implement a series of clearly defined initiatives to advance technology, design, production and purchasing efficiencies, as well as benefiting from growing economies of scale.

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Flux anticipates FY’20 revenue to continue to increase rapidly reflecting: (i) rollout and growth of full product line of LiFT Packs; (ii) increasing demand for our private label products; and (iii) the strength of its current order backlog and potential purchasing plans of existing customers.

Q1 FY 2020 Operating Results:

Q1’20 revenue increased 5% to $1.9M compared to $1.8M in Q1’19. As we increase the base of our customers, we anticipate seeing a smoother, more stable, growth trajectory, which has doubled each year for the past two years.

Q1’20 gross profit improved to $117,000 compared to $18,000 in Q1’19, principally reflecting higher sales volumes and benefits from the Company’s gross margin improvement program.

Selling and administrative expenses increased to $2.2M in Q1’20 from $1.5M in Q1’19, principally reflecting increased staffing to support expanded operations and growth. Research & development expenses increased to $1.4M in Q1’20, compared to $662,000 in Q1’19 as Flux progressed development of higher capacity battery packs for larger equipment. Flux’s Q1’20 net loss increased to $3.8M from a loss of $2.4M in Q1’19, principally reflecting higher operating costs and interest expense which more than offset the improvement in gross profit.

Borrowings under Flux’s $7.0M Short Term Line of Credit provided by Esenjay Investments LLC, owned by the Company’s largest shareholder and other lenders, were $7.0M as of September 30, 2019, and a second short term borrowing, due December 1, 2019 was $1.0M.

Additionally, Flux entered into a Factoring Agreement with Bay View Funding dated August 23, 2019 with a current maximum principal amount of $3.0M and an initial term of 12 months, which can be extended.

About Flux Power Holdings, Inc. (www.fluxpower.com)
Flux Power develops advanced lithium-ion batteries for commercial and industrial uses, including its first-ever UL 2271 Listed lithium-ion “LiFT Pack” forklift batteries. Flux solutions utilize its proprietary battery management system and in-house engineering and product design. Flux batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux sells primarily to lift equipment OEM’s, their dealers and battery distributors. Products include advanced battery packs for motive power in the lift equipment and airport ground service markets, and other commercial and industrial applications.

This release contains projections and other "forward-looking statements" relating to Flux’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, the Company’s ability to timely obtain UL Listing for its products, the Company’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third-party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.
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FLUX POWER HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,
	2019	2018

Revenues	$1,919,000	$1,835,000
Cost of sales	1,802,000	1,817,000
Gross profit	117,000	18,000

Operating expenses:
Selling and administrative expenses	2,206,000	1,483,000
Research and development	1,397,000	662,000
Total operating expenses	3,603,000	2,145,000

Operating loss	(3,486,000)	(2,127,000)

Interest expense, net	(328,000)	(274,000)

Net loss	$(3,814,000)	$(2,401,000)

Net loss per share – basic and diluted	$(0.75)	$(0.77)

Weighted average number of common shares outstanding – basic and diluted	5,103,342	3,106,841